FOR RELEASE AT 9:00 AM EST, MARCH 15, 2004

PRESS RELEASE

Winning Edge Reports Fiscal Second Quarter Results

Company Recorded Positive Quarterly Net Income of $310,049, EBITDA of $390,512

Las Vegas, NV, March 15, 2007 – Winning Edge International, Inc. (OTCBB: WNED) announced today results from the company’s fiscal second quarter ended January 31, 2007. The company generated revenue of $2,664,740 and net income of $310,049, or $0.003 per share.  The company had Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) of $390,512.

Complete operating results will be available in the company's Form 10-QSB that will be filed at the end of the day with the Securities and Exchange Commission and available at www.sec.gov.

Wayne Allyn Root, Winning Edge’s CEO, said, “We are pleased with the strong performance of the company in the fiscal second quarter.  We generated a solid profit, reduced our debt obligations and retained a deferred revenue backlog that will aid our fiscal third quarter results.  Subsequent to quarter end, we signed a merger agreement with ProGames Network, Inc., a deal that we believe will significantly strengthen the enterprise in the years ahead.  In short, we set the stage for a solid second half of the year and good prospects for fiscal 2008.”

About Winning Edge International, Inc. – Winning Edge International, Inc. is America’s only publicly traded sports handicapping company. Winning Edge International, Inc. specializes in developing and marketing sports handicapping advice and information via television (Wayne Allyn Root’s WinningEDGE ™), radio and the Internet (www.WinningEDGE.com) and (www.ewinners.com).  The Company produces high-quality sports and gaming entertainment programming and sells advertising and sponsorship opportunities on their TV and radio properties, as well as marketing opportunities to an exclusive database of more than one million predominately male sports and gaming fans.

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Contact: Jeff Johnson, CFO

Winning Edge International, Inc.

www.WinningEDGE.com

702-967-6000

All statements included in this press release, other than statements of historical fact, are forward-looking statements.  Although Management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Important factors could cause actual results to differ materially from the expectations that are disclosed in this Press Release.  While Winning Edge International, Inc. believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Winning Edge International, Inc.'s control.  Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Winning Edge International, Inc.'s filings with the Securities and Exchange Commission.